INVESTMENT ADVISORY AGREEMENT

     This Investment Advisory Agreement (this "Agreement") is made as of the 29th day of October, 2001, between The Jefferson Fund Group Trust, a Delaware business trust (the "Trust"), and Inland Investment Advisors, Inc., an Illinois corporation, (the "Adviser").

                              W I T N E S S E T H:

     WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as the investment adviser for the Jefferson REIT Fund, a portfolio of the Trust (the "Fund").

     NOW, THEREFORE, the Trust and the Adviser do mutually promise and agree as follows:

     1. Employment. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

     2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the trustees of the Trust may determine for the Fund, direct the purchase and sale of investment securities in the day to day management of the Fund. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Certificate of Trust or Trust Instrument, dated January 20, 1995, or any applicable statute or regulation, or to relieve or deprive the trustees of the Trust of their responsibility for, and control of, the affairs of the Trust or the Fund.

     3. Expenses. The Adviser, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund. The Adviser shall pay the salaries and fees of all officers and trustees of the Trust affiliated with the Adviser. Fees paid for attendance at meetings of the Trust's trustees to trustees of the Trust who are not interested persons of the Adviser, as defined in the Act, shall be borne by the Trust. The Fund shall bear all other expenses initially incurred by it. The expenses of the Trust's operations borne by the

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Trust include by way of illustration and not limitation, the costs of preparing and printing its registration statements required under the Securities Act of 1933, as amended, and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, trustee and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

     4. Compensation of the Adviser. For the period beginning on the date hereof and ending on October 31, 2001, the Fund shall pay to the Adviser an advisory fee, paid monthly, at a rate equal on an annual basis to 1.00% of the Fund's average net asset value.

     Beginning November 1, 2001 and ending October 31, 2002, the Fund shall pay to the Adviser an advisory fee, paid monthly, at a rate equal on an annual basis to 0.50% of the Fund's average net asset value. On or before November 10, 2002 the Fund shall pay the Adviser a fee in an amount equal to (a) the product obtained by multiplying the average daily net assets of the Fund during the twelve month period beginning on November 1, 2001 and ending October 31, 2002 by the Performance Fee (as defined below), less (b) the sum of all payments made by the Fund to the Adviser pursuant to the first sentence of this paragraph. For the twelve month period ending October 31, 2002 the investment advisory fee paid to the adviser shall not be less than 0.50% or greater than 1.50% of the Fund's average daily net assets.

     Beginning on November 1, 2002, the Fund shall pay to the Adviser an advisory fee, paid monthly, at a rate equal on an annual basis to 1.00% of the Fund's average net asset value (the "Base Fee"), as determined by valuations made as of the close of each business day of the month, plus or minus a fee based on the performance of the Class A Shares of the Fund relative to the National Association of Real Estate Investment Trust Composite Index (the "Index") for the previous twelve month period (the "Performance Fee"). The Performance Fee shall be a positive or negative amount equal to 15% (rounded to the third decimal place) of the difference between the performance of the Class A Shares and the performance of the Index for the previous twelve month period. The total fee paid to the Adviser (the Base Fee, plus or minus the Performance
Fee) shall be at a rate equal on an annual basis to not less than 0.50% or greater than 1.50%.

     For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation and/or assume expenses for the Fund (including

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

organization costs); provided, however, that in the event that the Adviser reduces its compensation and/or assumes expenses, the Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the date such amount was reduced or assumed.

         The investment performance of the Fund's Class A Shares and the investment performance of the Index shall be calculated in accordance with Rule 205-1 under the Advisers Act.

     5. Ownership of Shares of the Fund. Except in connection with the initial capitalization of the Fund, the Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

     6. Exclusivity. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

     7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

     8. Brokerage Commissions. The Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the Adviser, a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or its overall responsibilities with respect to the accounts as to which it exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

     9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the trustees of the Trust in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

     10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund (as defined in the Act) upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two

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

(2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the trustees of the Trust or by the vote of the majority of the outstanding voting securities of the Fund (as defined in the Act) and (ii) the trustees of the Trust in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) calendar days thereafter.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                        INLAND INVESTMENT ADVISORS, INC.


                                        By:   Roberta S. Matlin

                                        /s/ Roberta S. Matlin
                                        ------------------------------------
                                        Its:   President

                                        THE JEFFERSON FUND GROUP TRUST


                                        By:   Byron K. Crowe

                                        /s/ Byron K. Crowe
                                        ------------------------------------
                                        Its:   President


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